Exhibit 23.3
Feldman Financial Advisors, Inc.
1001 Connectcut Avenue, NW • Suite 840
Washington, DC 20036
202-467-6862 • (Fax) 202-467-6963
June 10, 2010
Board of Directors
Madison Square Federal Savings Bank
9649 Belair Road, Suite 300
Baltimore, Maryland 21236
Members of the Board:
We hereby consent to the use of our firm’s name in the Application for Conversion on Form AC, and amendments thereto, filed by Madison Square Federal Savings Bank with the Office of Thrift Supervision. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by Madison Bancorp, Inc. with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report in such filings and amendments, including the Prospectus of Madison Bancorp, Inc.
Sincerely,
Feldman Financial Advisors, Inc.